Exhibit 10.1

EXECUTION COPY

March 21, 2019

Michael B. Polk

Re:    Retirement Agreement and General Release

Dear Mike:

Newell Brands Inc. (“the Company”) and you have determined that you will retire from the Company and relinquish your duties to the Company in an amicable and orderly manner to permit a successor, to be selected by the Company, to assume your duties at the Company.

Once you sign this letter, it will be the full agreement between you and the Company on the terms of your separation from employment and severance benefits to which you are entitled (“Agreement”).

1.    Your employment with the Company will terminate effective June 28, 2019 (“Separation Date”). Through the Separation Date, you will remain an employee of the Company in the roles of President and Chief Executive Officer, with full cash compensation, benefits and vesting that would otherwise occur in the ordinary course, and shall undertake all tasks and duties as necessary and requested by the Board of Directors of the Company (the “Board”), consistent with your responsibilities as a fully-engaged Chief Executive Officer in transition, to ensure that there is a seamless transition to your successor. Effective as of the Separation Date, you hereby also resign from the Newell Brands Board of Directors and all other positions you hold with respect to the Company and each of its subsidiaries or affiliates, including as a director, officer or trustee. You will promptly execute any other documents to effectuate such resignations, as requested by the Company.

You will continue to be indemnified and held harmless, at all times during which you may be subject to liability, for all acts and omissions to act, occurring at any time through the Separation Date during which you served as an officer or director, to the maximum extent permitted under the Company charter, by-laws and applicable laws, and covered as an insured under any contract of directors and officers liability insurance that insures members of the Board.

2.    In consideration of your acceptance of this Agreement, subject to you not revoking your acceptance of this Agreement, upon the Separation Date or any earlier date that your employment terminates for any reason (except termination by the Company for Good Cause (as defined below) or your resignation prior to the Separation Date), you will be entitled to the following:

(a)

You will be eligible to receive 104 weeks of salary continuation pay commencing after the Separation Date at your present base salary ($1,350,000), payable in accordance with the Company’s normal payroll practices; provided that any of such amounts that remain unpaid as of July 31, 2019 shall be paid in a lump sum on August 1, 2019.

(b)

Beginning on July 1, 2019, you shall be eligible for group health and dental benefits COBRA continuation under the Company’s plans for you and your dependents at the established premiums charged for continued group health and dental insurance under federal law following a “qualifying event” (commonly referred to as “COBRA”) until the earlier of (i) June 30, 2021 and (ii) the date you become eligible for coverage under any group health plan provided by any subsequent employer. In addition, the Company will make you a lump sum cash payment, within thirty days after the Separation Date, in an amount equal to $19,471.44, which is the difference between the aggregate premium for 24 months of group health and dental insurance continuation coverage for you and your dependents, at the cost charged to active employees for such coverage, and the aggregate premium for 24 months of such group health and dental insurance continuation coverage at the established COBRA premiums.

(c)

You are eligible to receive an annual bonus under the 2019 Management Bonus Plan, pro-rated based on the number of days employed during 2019 and otherwise payable on the same terms and at the same time as payments to other participants in the 2019 Management Cash Bonus Plan.

(d)

Your stock options granted in July 2011 under the Newell employee stock plan that remain outstanding and unexercised as of the Separation Date (the “Options”) shall remain exercisable until the date of expiration (July 18, 2021) under your grant agreement for the Options as a retiree. Your non-vested performance-based restricted stock units granted in February 2018 under the Newell employee stock plan that would have otherwise vested in February 2021 (the “2018 PRSUs”) will vest in full, including accumulated dividend equivalent rights thereon, on the original vesting date (subject to the satisfaction of, and based on, the applicable performance conditions) as if you had continued to remain employed by the Company. A pro-rated portion (determined by dividing the four full months worked from the award date through the Separation Date by the thirty-six month performance period), equal to 45,724 restricted stock units including accumulated dividend equivalent rights thereon (assuming achievement of performance goals at target), of your non-vested performance-based restricted stock units granted in February 2019 under the Newell employee stock plan that would have otherwise vested in February 2022 (the “Pro-Rated 2019 PRSUs”) will vest on the original vesting date (subject to the satisfaction of, and based on, the applicable performance conditions). No further equity-based compensation awards will be granted and all of your equity-based compensation awards outstanding as of the Separation Date (other than the Options, the 2018 PRSUs and the Pro-Rated 2019 PRSUs) shall be forfeited to the Company as of the Separation Date.

(e)	You may retain your Company cellular phone (and associated telephone number), laptop computer and tablet computer, subject to the Company removing confidential Company information for those devices.

(f)	The Company will pay your reasonable professional fees, not to exceed $10,000, incurred to negotiate and prepare this Agreement and any other agreements related to your transition and separation.

Except as stated above, all other benefits, bonuses, and compensation end on the Separation Date. However, you also will receive (i) your accrued salary and your unused vacation accrued through the Separation Date, payable on the first payroll payment date after the Separation Date, (ii) reimbursement or payment of all business expenses incurred, in accordance with Company policy, through the Separation Date and (iii) all accrued benefits and vested rights existing immediately prior to the Separation Date that you may have in the Company’s deferred compensation (including your 100% vested supplemental executive retirement plan benefit), supplemental employee savings and 401(k) plans and any benefits accrued under the 2019 U.S. Health & Welfare program of the Company (which, for the avoidance of doubt, does not include any employee severance plan or executive perquisites) (collectively clauses (i), (ii) and (iii), the “Accrued Benefits”). Also, following expiration of the 24-month period in Paragraph 2(b), you and your covered dependents will remain eligible to continue participating in the Company group health and dental benefit programs, at the same premium rates for such coverage as applies to former employees entitled to COBRA benefits during such period, until either (i) the later of the dates that your spouse and you become eligible for Medicare benefits or (ii) you become eligible under any group health plan provided by any subsequent employer.

3.    In consideration of the payments and benefits provided to you above, the sufficiency of which you hereby acknowledge, you do, on behalf of yourself and your heirs, administrators, executors, and assigns, hereby fully, finally, and unconditionally release and forever discharge the Company and its parent, subsidiary, and affiliated entities and its and their former and present officers, directors, shareholders, employees, trustees, fiduciaries, administrators, attorneys, consultants, agents, and other representatives, and all their respective predecessors, successors, and assigns (collectively “Released Parties”), in their corporate, personal, and representative capacities, from any and all obligations, rights, claims, damages, costs, attorneys’ fees, suits, and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, waivable and/or enforceable under any local, state, federal, or foreign common law, constitution, statute, or ordinance which arise from or relate to your employment with the Company or the termination thereof, or any past actions or omissions of the Company or any of the Released Parties through the date you sign this Agreement. Specifically included in this release is a general release which releases the Released Parties from any claims, including without limitation claims under: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) the Americans with Disabilities Act, as amended (disability discrimination); (3) 42 U.S.C. § 1981 (race discrimination); (4) the Age Discrimination in Employment Act (29 U.S.C. §§ 621-624) (age discrimination); (5) 29 U.S.C. § 206(d)(1) (equal pay); (6) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973 (disability discrimination); (9) Employee Retirement Income Security Act of 1974, as amended; (10) the Occupational Safety and Health Act; (11) the Ledbetter Fair Pay Act; (12) the Family and Medical Leave Act; (13) the Genetic Information and Non-Discrimination Act; (14) the Uniformed Service Employment and Reemployment Rights Act; (15) the Worker Adjustment and Retraining Notification Act; and (16) other similar federal, state, and local anti-discrimination and other employment laws, and where applicable, any rights and claims arising under the law and regulations administered by California’s Department of Fair Employment and Housing. You further acknowledge that you are releasing, in addition to all other claims, any and all claims based on any retaliation, tort, whistle-blower, personal injury, defamation, invasion of privacy, retaliatory discharge, constructive discharge, or wrongful discharge theory; any and all claims based on any oral, written, or implied contract or on any contractual theory; any and all claims based on any public policy theory; any and all claims for severance pay, supplemental unemployment pay, or other separation pay, including but not limited to claims under the Newell Brands Employee Severance Plan and Summary Plan Description, Newell Rubbermaid Supplemental Unemployment Pay Plan, the Newell Rubbermaid Excess Severance Plan or any predecessor plans; any and all claims related to the Company’s use of your image, likeness, or photograph; and any and all claims based on any other federal, state, or local Constitution, regulation, law (statutory or common), or other legal theory, as well as any and all claims for punitive, compensatory, and/or other damages, back pay, front pay, fringe benefits, and attorneys’ fees, costs, or expenses. Nothing in this Agreement, however, is intended to waive (i) your entitlement to vested benefits under any 401(k) plan or other retirement benefit plan provided by the Company, (ii) any claim you may have for indemnification and coverage as an insured under any applicable contract of directors and officers liability insurance, and pursuant to this Agreement, the Company’s charter and by-

laws and applicable law, or (iii) any claim as a stockholder of the Company. Finally, the above release does not waive claims that you could make, if available, for unemployment compensation, workers’ compensation, or claims that cannot be released by private agreement.

You further acknowledge and agree that you have not filed, assigned to others the right to file, nor are there pending, any complaints, charges, or lawsuits by or on your behalf against the Company or any Released Party with any governmental agency or any court. Nothing herein is intended to or shall preclude you from filing a complaint and/or charge with any appropriate federal, state, or local government agency (including the U.S. Equal Employment Opportunity Commission (EEOC)), reporting or providing information to any agency, or cooperating with any agency in its investigation or other proceeding. You understand and agree that you shall not be entitled to and expressly waive any right to personally recover against any Released Party in any action brought against any Released Party by any governmental agency, you give up the opportunity to obtain monetary damages, without regard as to who brought said complaint or charge and whether the monetary damages are recovered directly or indirectly on your behalf, and you understand and agree that this Agreement shall serve as a full and complete defense by the Company and the Released Parties to any such claims. This Agreement, however, does not limit your right to receive a reward for information provided to any government agencies.

4.    You understand and agree that this Agreement contemplates and memorializes an unequivocal, complete, and final dissolution of your employment relationship with the Company, and that, therefore, you have no automatic right to be reinstated to employment with or rehired by the Company, and that in the future, the Company and its affiliated and related entities and their successors and assigns shall have no obligation to consider you for employment, although it may voluntarily choose to do so.

5.    You agree to return to the Company all of the Company’s property (other than as provided at Paragraph 2(e) above), including, without limit, any electronic or paper documents and records and copies thereof that you received or acquired during your employment containing confidential Company information and/or regarding the Company’s practices, procedures, trade secrets, customer lists, or product marketing, and that you will not use the same for your own purpose. You further agree to return to Brad Turner any and all hard copies of any documents which are the subject of a document preservation notice or other legal hold and to notify Brad of the location of any electronic documents which are subject to a legal hold.

6.    When permitted by applicable law, you agree that in the event that you breach any of your obligations under this Agreement, the Company is entitled to stop any of the payments or other consideration to be provided to you pursuant to Paragraph 2 of this Agreement, including but not limited your severance pay and/or your COBRA subsidy and to recover any payments or other consideration already paid you. This includes, when allowed by applicable law, the return by you of any severance pay and the value of other benefits already paid to you pursuant to this Agreement prior to your proceeding with any claim in court against any of the Released Parties. In the event of any dispute under this Agreement, the prevailing party in such dispute shall be entitled to obtain any and all other relief provided by law or equity including the payment of its attorneys’ fees and costs from the party not prevailing (and if both parties are determined to have prevailed, then each party shall pay its own attorneys’ fees and costs).

If the Company discovers that you committed acts that justify a termination for Good Cause or a violation of the Company’s Code of Conduct prior to the date hereof or you engage in such acts hereafter and prior to the Separation Date, the Company may terminate this Agreement upon written notice and/or may require you to reimburse the Company for all severance payments made to you under this Agreement. This Agreement incorporates by reference the definition of Good Cause as set forth in your Employment Security Agreement with the Company, entered into on July 18, 2011 (the “Employment Security Agreement”). Any dispute the Company and you may have respecting such termination shall be subject to all applicable legal and equitable remedies. Moreover, subject to the discretion and approval of the Board, the Company will require reimbursement and/or cancellation of any bonus or other incentive compensation, including equity-based compensation, where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, (b) in the Board’s view, you engaged in fraud or willful misconduct that was a significant contributing cause to the need for the restatement, and (c) a lower award would have been made to you based upon the restated financial results. In each such instance, the Company will, to the extent permitted by applicable law and subject to the fiduciary duties of the Board, seek to recover your bonus award or other incentive compensation paid or issued to you in excess of the amount that would have been paid or issued based on the restated financial results.

7.    It is agreed that neither you nor the Company, nor any of its officers, directors, or employees, make any admission of any failing or wrongdoing or violation of any local, state, or federal law by entering into this Agreement, and that the parties have entered into this Agreement simply to resolve your employment relationship in an amicable manner. While considering this Agreement and at all times thereafter, you agree to act in a professional manner and not make any defamatory, malicious or untruthful statements to any third-party regarding the Company or its affiliated companies and its and their officers, directors, and employees, or its and their products. The Company agrees that it (via any authorized public statement), and its executive officers and members of the Board will not make any defamatory, malicious or untruthful statements to any third party regarding your integrity, honesty or morality, the quality or value of your job performance for the Company or about any other business or personal matter concerning you. Nothing in this non-disparagement provision is intended to limit either your or the Company’s ability to provide truthful information to any governmental or regulatory agency or to cooperate with any such agency in any investigation.

8.    You agree, upon reasonable notice (not interfering with your other full-time business endeavors), to advise and assist the Company and its counsel in preparing such operational, financial, and other reports, or other filings and documents, as the Company may reasonably request, and otherwise cooperate with the Company and its affiliates with any request for information or with any investigation involving the Company or any of its affiliates. You also agree, upon such reasonable notice, to assist the Company and its counsel in prosecuting or defending against any litigation, complaints, or claims against or involving the Company or its affiliates. The Company shall pay your reasonably-incurred travel costs and expenses in the event it requires you to assist it under this Paragraph.

9.    You agree that the Company is entitled to deduct from the severance amount set forth in Paragraph 2(a) any amounts owed by you to the Company.

10.    Subject to Paragraph 11 below, you acknowledge and agree that this Agreement sets forth the entire understanding between the parties concerning the matters discussed herein, that no promise or inducement has been offered to you to enter into this Agreement except as expressly set forth herein, that the provisions of this Agreement are severable such that if any part of the Agreement is found to be unenforceable, the other parts shall remain fully valid and enforceable, and that a court is authorized to amend the relevant provisions of the Agreement to carry out the intent of the parties to the extent legally permissible.

11.    The provisions for the benefit of the Company contained in any agreement that you have previously entered into with the Company or its affiliated or related entities that by their applicable terms extend past your Separation Date, including the confidentiality, invention assignment, non-solicitation and non-competition provisions of the Employment Security Agreement, and the confidentiality, invention assignment, non-solicitation and non-competition terms of any equity-based compensation award agreements, which you hereby reaffirm, remain in full force and effect. Otherwise, the remaining provisions of the Employment Security Agreement, your offer letter from the Company, dated June 9, 2011, as amended on October 1, 2012 and May 11, 2016, and any other agreement, policy, or practice relating to severance benefits, termination protections or monies to be paid to you upon your termination from employment with the Company, are expressly rendered null and void by this Agreement. Nothing in this Paragraph 11 is intended to limit either your or the Company’s ability to provide truthful information to any governmental or regulatory agency or to cooperate with any such agency in any investigation

12.    You agree to submit all outstanding expenses no later than two weeks after the Separation Date. The Company agrees to reimburse you for qualified, reimbursable expenses incurred by you through the Separation Date which have not yet been reimbursed and which are submitted within this time period and permitted pursuant to the Company’s standard policies and procedures relating to reimbursement of expenses. You understand and agree that failure to submit your expenses per this Paragraph will result in denial of your claim for reimbursement and that you will be personally responsible for any charges not covered.

13.    This Agreement will inure to the benefit of and be binding upon the Company and any successor organization. You may not assign this Agreement, except with respect to the rights provided under Paragraph 2 of this Agreement, which will inure to the benefit of your heirs, executors and administrators. In the event of your death at any time, your estate will receive all unpaid payments and benefits due you under this Agreement, including under Paragraph 2.

14.    This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of law principles thereof.

15.    This Agreement may be executed in counterparts, and each counterpart, when so executed and delivered, will be deemed to be an original and both counterparts, taken together, will constitute one and the same instrument. Electronic delivery via facsimile or .pdf e-mail scan of the parties signatures will operate the same as an original signature.

16.    The Company may withhold from any payment or benefit any taxes that are required to be withheld by any law, rule or regulation. Benefits provided under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code (the “Code”), which is the law that regulates severance pay. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of additional tax under Code Section 409A. Although the Company shall use its best efforts to avoid the imposition of taxation, interest, and penalties under Code Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company nor its affiliates nor its or their directors, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by you or any other taxpayer as a result of this Agreement. All “nonqualified deferred compensation” (within the meaning of Code Section 409A), including without limitation any vested deferred compensation, will be payable in accordance with the terms and conditions of the applicable plan based upon your Code 409A “separation from service” in accordance with Code Section 409A and the regulatory and other guidance promulgated thereunder, including any delays that the Company determines may be required as a result of you being a “specified employee” (within the meaning of Code Section 409A). Any amounts payable via installments hereunder that constitute nonqualified deferred compensation shall be considered to be a series of separate payments.

17.    You acknowledge and agree that the releases set forth above are in accordance with and shall be applicable to, without limitation, any claims under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act, and that in accordance with these laws, you are hereby advised in writing to consult an attorney prior to accepting and executing this Agreement. You have twenty-one (21) days from your receipt of this letter to accept the terms of this Agreement. You may accept and execute this Agreement within those twenty-one (21) days. You agree that if you elect to sign this Agreement before the end of this twenty-one (21) day period, it is because you freely chose to do so after carefully considering its terms.

If you accept the terms of this Agreement, please date and sign this letter and return it to me. Once you execute this Agreement, you have seven (7) days in which to revoke in writing your acceptance by providing the same to Mike Rickheim, and such revocation will render this Agreement null and void. If you do not revoke your acceptance in writing and provide it to me by midnight on the seventh (7th) day, this Agreement shall be effective the day after the seven (7) day revocation period has elapsed. You will be required to execute the letter again on or near your Separation Date (which signature will be an acknowledgement that the release contained in Paragraph 3 also relates to the period between the date of this Agreement and the Separation Date) to receive benefits under this Agreement.

[See the Following Page for Signatures]

Sincerely,

/s/ Bradford R. Turner

Bradford R. Turner

Chief Legal & Administrative Officer, Newell Brands

By signing this letter, I represent and warrant that I have not been the victim of age or other discrimination or wrongful treatment in my employment and the termination thereof. I further acknowledge that the Company advised me in writing to consult with an attorney, that I had at least twenty-one (21) days to consider this Agreement, that I received all information necessary to make an informed decision and I had the opportunity to request and receive additional information, that I understand and agree to the terms of this Agreement, that I have seven (7) days in which to revoke my acceptance of this Agreement, and that I am signing this Agreement voluntarily with full knowledge and understanding of its contents.

Dated:	3/21/19	Name:	/s/ Michael B. Polk
Michael B. Polk

To be signed on Separation Date:

Dated:	Name:
Michael B. Polk